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                                                                   NEWS RELEASE

                                                            AXA FINANCIAL, INC.
                                                                AUGUST 30, 2000


Media Contact:      Sheryl Thompson, AXA Financial
                    212-314-3730
                    Barbara Wilkoc, AXA Financial
                    212-314-3740
                    Christophe Dufraux, AXA
                    011.331.40.75.46.74


Investor Contact:   Greg Wilcox, AXA Financial
                    212-314-4040
                    Bob Sullivan, AXA Financial
                    212-314-5462
                    Jad Ariss, AXA
                    011.331.40.75.47.45


                AXA FINANCIAL, INC. CONFIRMS RECEIPT OF AXA OFFER
                    TO PURCHASE SHARES OF MINORITY INTERESTS


New York, NY - AXA Financial, Inc. (NYSE: AXF) announced today that it has received a proposal from AXA Group for the acquisition of all of the outstanding common shares of AXA Financial not owned by AXA Group for $53.50 per share, based on the most recent closing price for AXA ADRs, payable 60% in cash and 40% in stock. AXA Group currently owns approximately 60.0% of the outstanding shares of common stock of AXA Financial.

The Board of Directors of AXA Financial has formed a Special Committee of independent members to evaluate the proposal received from AXA Group. The Special Committee has retained Wasserstein Perella & Co. as its financial advisor and Simpson Thacher & Bartlett as its legal advisor.
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The AXA Group proposal is subject to a number of conditions, including the approval of the Special Committee of the Board of Directors, the completion of AXA Financial's sale of Donaldson, Lufkin & Jenrette, Inc. and other conditions customary to this type of transaction, and no assurance can be given that any transaction will be consummated.

ABOUT AXA FINANCIAL (AFTER THE DLJ SALE)

AXA Financial, Inc., with $496 billion in assets under management (giving effect to the pending acquisition of Sanford C. Bernstein), is one of the world 's premier financial services organizations through its strong brands: The Equitable Life Assurance Society, AXA Advisors, Equitable Distributors, Alliance Capital Management and the pending acquisition of Sanford C. Bernstein. AXA Financial is a member of the global AXA Group, which has operations in approximately 60 countries and has more than $900 billion in assets under management. For more information on AXA Financial, visit our Website at http://www.axa-financial.com.